EXHIBIT 99.1

FirstEnergy Corp.                                      For Release:  May 7, 2004
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:                                    Investor Contact:
Kristen Baird                                          Kurt Turosky
(330) 761-4261                                         (330) 384-5500

                   FIRSTENERGY REPORTS FIRST QUARTER EARNINGS

     FirstEnergy Corp. (NYSE: FE) today reported that first quarter 2004 earnings on a non-GAAP(*) basis were $212.3 million, or basic and diluted earnings per share of common stock of $0.65. These results exclude incremental replacement power and operating and maintenance expenses associated with the extended outage at the Davis-Besse Nuclear Power Station, which returned to service last month. Including Davis-Besse costs, earnings on a GAAP basis were $174.0 million, or basic and diluted earnings of $0.53 per share.

     That compares with first quarter 2003 earnings on a non-GAAP basis of $166.6 million, or basic and diluted earnings per share of $0.57, before incremental Davis-Besse costs, discontinued operations and the cumulative effect of an accounting change resulting from the adoption of a new accounting standard for asset retirement obligations. Including those items, 2003 first quarter net income was $218.5 million, or basic and diluted earnings of $0.74 per share, on a GAAP basis.

     First Quarter 2004 Non-GAAP Earnings Reconciliation - After-Tax Amounts

                                                                    Basic
                                         Amount in Millions   Earnings Per Share
                                         ------------------   ------------------
     Earnings Before Davis-Besse Impact         $212.3              $0.65
     Davis-Besse Impact                          (38.3)             (0.12)
                                                ------              -----
     Net Income                                 $174.0              $0.53

     First Quarter 2003 Non-GAAP Earnings Reconciliation - After-Tax Amounts

                                                                    Basic
                                         Amount in Millions   Earnings Per Share
                                         ------------------   ------------------
     Earnings Before Davis-Besse
       Impact, Cumulative Effect of
       Accounting Change and
       Discontinued Operations                 $166.6               $0.57
     Davis-Besse Impact                         (52.2)              (0.18)
     Discontinued Operations                      2.0               -----
     Cumulative Effect of
       Accounting Change                        102.1                0.35
                                               ------               -----
     Net Income                                $218.5               $0.74

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     "Our  strong  first  quarter  results  reflect  the  success  from  ongoing
initiatives  to  enhance  our  operational  and  financial   performance,"  said
President and Chief Executive Officer Anthony J. Alexander. "With the restart of Davis-Besse behind us, and what we believe to be a strong case for the approval of our Ohio Rate Stabilization Plan, we're better positioned to achieve continued success in 2004 and in the years ahead."

     FirstEnergy's improved non-GAAP earnings included higher sales margins from a four-percent increase in total generation sales, principally from wholesale transactions, and a decline in financing costs resulting from the company's ongoing debt reduction and refinancing activities.

     GAAP results for the first quarter of 2004 included Davis-Besse replacement power costs, which totaled $64 million for the quarter, and the negative impact of last year's decision in the Jersey Central Power & Light (JCP&L) rate case.

     Total revenues for the first quarter of 2004 were $3.18 billion, compared with $3.22 billion in the year-earlier quarter. The slight decline in revenues reflects increased shopping for alternative suppliers by customers of FirstEnergy's Ohio electric companies, milder weather, and the impact of the JCP&L rate decision.

     FirstEnergy continued making progress in its effort to improve its financial flexibility through debt reduction and refinancings, which reduced interest charges by $34 million, compared with the first quarter of 2003. Financing activities during the quarter, including $256 million in refinancings and repricings, will produce annualized savings of $6 million.

     FirstEnergy's Consolidated Report to the Financial Community - which provides highlights on company developments and financial results for the first quarter of 2004 - is posted on the company's Internet site - www.firstenergycorp.com/ir. To access the report, click on Consolidated Report to the Financial Community.

     FirstEnergy is a registered public utility holding company headquartered in Akron, Ohio. Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity; exploration and production of oil and natural gas; transmission and marketing of natural gas; and energy management and other energy-related services.

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(*) This  news  release  contains  non-GAAP  financial  measures.  Generally,  a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States.

Forward-Looking Statements: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate", "potential", "expect", "believe", "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), adverse regulatory or legal decisions and the outcome of governmental investigations (including revocation of necessary licenses or operating permits), availability and cost of capital, the continuing availability and operation of generating units, the inability to accomplish or realize anticipated benefits of strategic goals, the ability to improve electric commodity margins and to experience growth in the distribution business, the ability to access the public securities markets, further investigation into the causes of the August 14, 2003, regional power outage and the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to that outage, a denial of or material change to the Company's Application related to its Rate Stabilization Plan, the risks and other factors discussed from time to time in FirstEnergy's Securities and Exchange Commission filings, including its annual report on Form 10-K for the year ended December 31, 2003 and other similar factors. FirstEnergy expressly disclaims any current intention to update any forward-looking statements contained in this document as a result of new information, future events, or otherwise.

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